Exhibit 21.1

Entity Name	Jurisdiction of Incorporation or Organization
United States
Candela Corporation	Delaware
Candela Holdings, LLC	Delaware
Candela Medical Holdings LLC	Delaware
Candela Midco LLC	Delaware
Syneron, Inc.	Delaware
Other Jurisdictions
Syneron Candela Corporation Australia Pty Ltd	Australia
Syneron Canada Corporation	Canada
Syneron (Beijing) Medical & Cosmetics Enterprise Co. Ltd.	China
Syneron / Candela (Beijing) Medical Technologies Co., Ltd.	China
DDD Holding A/S	Denmark
Ellipse A/S	Denmark
Candela France S.A.R.L.	France
Candela Laser (Deutschland) GmbH	Germany
Ellipse GmbH	Germany
Syneron GmbH	Germany
Dion Holdco Limited	Guernsey
Syneron Medical (HK) Limited	Hong Kong
Lupert Ltd	Israel
Syneron Medical Ltd.	Israel
Candela Italia S.r.l.	Italy
Syneron Candela K.K.	Japan
Syneron Candela Korea Co., Ltd.	Korea
Syneron-Candela, Unipessoal Lda	Portugal
Ellipse Spain S.L.	Spain
Syneron-Candela, S.A.	Spain
Syneron Switzerland GmbH	Switzerland
Ellipse Medical Ltd.	United Kingdom
Syneron Candela (UK) Limited	United Kingdom